EXHIBIT 99.1

Snyder’s-Lance, Inc. Reports Results for Second Quarter of Fiscal 2016

•	Total net revenue increased 41.3% including the contribution of Diamond Foods

•	GAAP earnings per diluted share of $0.20; Earnings per diluted share excluding special items of $0.28

•	Company narrows full-year 2016 EPS and adjusted EBITDA outlook to reflect the execution of margin expansion initiatives

Charlotte, NC, - August 9, 2016 – Snyder’s-Lance, Inc. (Nasdaq-GS: LNCE) today reported financial results for the second quarter ended July 2, 2016 and narrowed its full-year 2016 earnings per diluted share* and adjusted EBITDA* outlook. Total net revenue in the second quarter of 2016 increased 41.3% including the contribution of Diamond Foods. GAAP net income attributable to Snyder’s-Lance, Inc. in the second quarter of 2016 was $19.7 million, or $0.20 per diluted share, as compared to $17.3 million, or $0.24 per diluted share, in the second quarter of 2015. Net income attributable to Snyder’s-Lance, Inc. excluding special items* for the second quarter of 2016 increased 43.7% to $27.5 million as compared to $19.1 million in the second quarter of 2015. Earnings per diluted share excluding special items* was $0.28 in the second quarter of 2016 compared to $0.27 in the second quarter of 2015. All financial comparisons to the prior year are compared against the legacy Snyder’s-Lance results, where the prior year does not include any contribution from Diamond Foods.

*Descriptions of measures excluding special items are provided in “Use and Definition of Non-GAAP Measures,” and reconciliations are provided in the tables at the end of this release.

“In the second quarter we continued to focus on our margin expansion initiatives, the integration of Diamond Foods, and improving performance in our legacy Snyder’s-Lance branded business. I’m pleased to report that we’ve made good progress across all three fronts,” said Carl E. Lee, Jr., President and Chief Executive Officer. “We increased operating margin by expanding gross margin and reducing SG&A expenses. The gross margin performance was driven by manufacturing efficiencies, as well as improved capacity utilization and procurement savings. Our legacy branded net revenue increased year over year as trends in Snyder’s of Hanover® improved, and Lance®, Snack Factory® and Cape Cod® all outperformed their respective categories. The integration of

Diamond Foods is progressing as planned with key milestones achieved in the quarter, and we are on track to deliver the expected cost synergies over time as well as revenue synergies as a result of this strategic combination.”

Mr. Lee continued, “Our second quarter results have led us to narrow our full-year EPS and adjusted EBITDA guidance ranges, raising the lower-end of our expectations. We have momentum as we move into the back-half of the year, and I’m confident that we will continue to execute our strategies as a leading provider of premium and differentiated snacks. We are fortunate to have a hard working and dedicated team, and we have the right strategic plan in place to drive sustainable growth and shareholder value.”

Second Quarter 2016 Results

Second-Quarter Net Revenue by Product Category
(in millions)	Q2 2016 Net Revenue	Q2 2015 Net Revenue	% Change	Q2 2016 Net Revenue	Incremental Diamond Net Revenue	Q2 2016 Net Revenue Excluding Diamond Foods*	Q2 2015 Net Revenue	% Change
Branded	$444,156	$309,302	43.6%	$444,156	$133,724	$310,432	$309,302	0.4%
Partner Brand	78,958	77,649	1.7%	78,958	_	78,958	77,649	1.7%
Other	39,971	44,477	-10.1%	39,971	3,655	36,316	44,477	-18.3%
Culinary	46,415	_	_	46,415	46,415	_	_	_
Total	$609,500	$431,428	41.3%	609,500	$183,794	$425,706	$431,428	-1.3%
*The non-GAAP measure and related comparisons in the table above should be considered in addition to, not as a substitute for, our net revenue disclosure, as well as other measures of financial performance reported in accordance with GAAP, and may not be comparable to similarly title measures used by other companies. Company management believes the presentation of 2016 Net Revenue Excluding Diamond Foods is useful for providing increased transparency and assisting investors in understanding our ongoing operating performance.
Note: Due to the acquisition of Diamond, prior year Partner brand revenues from the sale of Kettle Brand® potato chips are now classified as Branded revenues. For the second quarter of 2015 he Company has reclassified $9.6 million of Partner brand revenue associated with Kettle Brand® potato chips to Branded revenue to be consistent with current year presentation.

Total net revenue in the second quarter of 2016 was $609.5 million, an increase of 41.3% compared to net revenue of $431.4 million in the second quarter of 2015. Net revenue in the second quarter of 2016, excluding Diamond Foods, included Branded category growth of 0.4% driven by a 3.1% increase in volume, Partner Brand category growth of 1.7%, and a decline in net revenue for the Other category of 18.3%. The decline in Other net revenue was consistent with the Company’s expectations, and was primarily due to the planned exit of certain contract manufacturing agreements. Excluding the contribution from Diamond Foods, net revenue in the second quarter of 2016 decreased 1.3% compared to the second quarter of 2015, due to the decline in Other revenue.

Operating income in the second quarter of 2016 increased 33.9% to $39.8 million as compared to $29.7 million in the second quarter of 2015. Excluding special items, operating income in the second quarter of 2016 increased 57.9% to $51.2 million, or 8.4% of net revenue, as compared to $32.4 million, or 7.5% percent of net revenue, in the second quarter of 2015. The improvement in operating margin was primarily the result of higher gross margin and lower administrative expenses, as a percentage of net revenue, partially offset by the planned higher marketing and advertising expenses to support the Company’s pretzel brands, Snyder’s of Hanover® and Snack Factory® Pretzel Crisps®.

Adjusted EBITDA in the second quarter of 2016 increased 56.6% to $78.6 million, or 12.9% of revenue, as compared to adjusted EBITDA of $50.2 million, or 11.6% of revenue, in the second quarter of 2015. Adjusted EBITDA is a non-GAAP measure defined herein under “Use and Definition of Non-GAAP Measures,” and is reconciled to net income in the tables that accompany this release.

Net interest expense in the second quarter of 2016 increased to $9.4 million as compared to $2.7 million in the second quarter of 2015. The increase in net interest expense was the result of additional debt utilized to finance the acquisition of Diamond Foods. The effective tax rate, excluding special items, was 35.3% in the second quarter of 2016 as compared to 35.8% in the second quarter of 2015.

Outlook*
For the full-year of fiscal 2016, the Company now expects earnings per diluted share to be in the range of $1.22 to $1.30 (previously $1.20 to $1.30). The Company’s fiscal 2016 outlook excludes special items and charges associated with the acquisition of Diamond Foods, and includes an estimated negative impact of $0.10 to $0.12 per diluted share, from purchase accounting adjustments. For the third quarter of fiscal 2016, the Company expects earnings per diluted share, excluding special items, to be in the range of $0.28 to $0.31.

The Company’s 2016 full-year outlook also includes the following assumptions:

•	Net revenue of $2,290 million to $2,330 million, an increase of approximately 39% to 41%;

◦	Excluding the contribution from Diamond Foods net revenue growth is expected to be approximately flat to up 2%;

◦
Net revenue contribution from Diamond Foods for the 10 months beginning February 29, 2016, of approximately $630 million to $650 million, net of the impact of intercompany eliminations and reflecting the negative impact of net price realization from lower commodity costs and unfavorable foreign currency;

•	Adjusted EBITDA of $313 million to $325 million (previously $310 million to $325 million); and

•	Capital expenditures of $80 million to $85 million.

The Company’s 2016 full-year outlook is also based on the following assumptions, reflecting the acquisition of Diamond Foods:

•	Net interest expense of $33 million to $35 million;

•	Effective tax rate of 34% to 35%; and

•	Weighted average diluted share count of approximately 93 million to 94 million shares.

*Third-quarter and full-year 2016 GAAP guidance are not provided in this release due to the likely occurrence of one or more of the following items where the Company is unable to reliably forecast the timing and magnitude: Continued transaction and integration related costs associated with the acquisition of Diamond Foods, other potential transactions and their related costs, settlements of contingent liabilities, possible gains or losses on the sale of businesses or other assets, restructuring costs, impairment charges, and the income tax effects of these.

Conference Call
Management will host a conference call to discuss second quarter 2016 results at 8:00 a.m. Eastern Daylight Time on August 9, 2016. The conference call will be webcast live through the Investor Relations section of Snyder's-Lance website (www.snyderslance.com) where the accompanying slide presentation will also be available. To participate in the conference call, the dial-in number is (844) 830-1960 for U.S. callers or (315) 625-6883 for international callers. The conference ID is 26596533. A continuous telephone replay of the call will be available between 12:00 p.m. on August 9 and midnight on August 16. The replay telephone number is (855) 859-2056 for U.S. callers or (404) 537-3406 for international callers. The replay access code is 26596533. Investors may also access a web-based replay of the conference call at www.snyderslance.com.

About Snyder’s-Lance, Inc.
Snyder's-Lance, Inc., headquartered in Charlotte, NC, manufactures and markets snack foods throughout the United States and internationally. Snyder's-Lance's products include pretzels, sandwich crackers, pretzel crackers, potato chips, cookies, tortilla chips, restaurant style crackers, popcorn, nuts and other snacks. Products are sold under the Snyder's of Hanover®, Lance®, Kettle Brand®, KETTLE® Chips, Cape Cod®, Snack Factory® Pretzel Crisps®, Pop Secret®, Emerald®, Diamond of California®, Late July®, Krunchers!®, Tom's®, Archway®, Jays®, Stella D'oro®, Eatsmart Snacks™, O-Ke-Doke®, and other brand names along with a number of third party brands. Products are distributed nationally through grocery and mass merchandisers, convenience stores, club stores, food service outlets and other channels. For more information, visit the Company's corporate website: www.snyderslance.com. LNCE-E
Use and Definition of Non-GAAP Measures
Snyder’s-Lance’s management uses non-GAAP financial measures to evaluate our operating performance and to facilitate a comparison of the Company’s operating performance on a consistent basis from period to period and to provide measures that, when viewed in combination with its results prepared in accordance with GAAP, allow for a more complete understanding of factors and trends affecting the Company’s business than GAAP measures alone. The non-GAAP measures and related comparisons should be considered in addition to, not as a substitute for, our GAAP disclosure, as well as other measures of financial performance reported in accordance with GAAP, and may not be comparable to similarly titled measures used by other companies. Our management believes these non-GAAP measures are useful for providing increased transparency and assisting investors in understanding our ongoing operating performance.

Operating Income, Excluding Special Items
Operating Income, excluding special items, is provided because Snyder’s-Lance believes it is useful information for understanding our results by improving the comparability of year-to-year results. Additionally, operating income, excluding special items, provides transparent and useful information to management, investors, analysts and other parties in evaluating and assessing the Company’s primary operating results from period to period after removing the impact of unusual, non-operational or restructuring-related activities that affect comparability. Operating Income, excluding special items, is one of the measures management uses for planning and budgeting, monitoring and evaluating financial and operating results, and in the analysis of ongoing operating trends.

Net Income, Earnings per Share and Effective Income Tax Rate, Excluding Special Items
Net income, earnings per share, and the effective income tax rate, excluding special items, are metrics provided to present the reader with the after-tax impact of operating income, excluding special items, in order to improve the comparability and understanding of the related GAAP measures. Net income, earnings per share, and the effective income tax rate, excluding special items, provide transparent and useful information to management, investors, analysts and other parties in evaluating and assessing our primary operating results from period to period after removing the impact of unusual, non-operational or restructuring-related activities that affect comparability. Net income, earnings per share, and the effective income tax rate, excluding special items, are measures management uses for planning and budgeting, monitoring and evaluating financial and operating results.
Adjusted EBITDA
Snyder’s-Lance defines adjusted EBITDA as earnings before interest expense, income taxes, depreciation and amortization (“EBITDA”), further adjusted to exclude transaction-related expenses, and other non-cash or non-operating items as well as any other unusual items that impact the comparability of our financial information.
Management uses adjusted EBITDA as a key metric in the evaluation of underlying Company performance, in making financial, operating and planning decisions. The Company believes this measure is useful to investors because it increases transparency and assists investors in understanding the underlying performance of the Company and in the analysis of ongoing operating trends. Additionally, Snyder’s-Lance believes adjusted EBITDA is frequently used by analysts, investors and other interested parties in their evaluation of companies, many of which present an adjusted EBITDA measure when reporting their results. The Company has historically reported adjusted EBITDA to analysts and investors and believes that its continued inclusion provides consistency in financial reporting and enables analysts and investors to perform meaningful comparisons of past, present and future operating results.
Adjusted EBITDA should not be considered as an alternative to net income, determined in accordance with Generally Accepted Accounting Principles (“GAAP”), as an indicator of the Company’s operating performance, as an indicator of cash flows, or as a measure of liquidity. While EBITDA and adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements, they are not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation.

Cautionary Information about Forward Looking Statements
This press release contains statements which may be forward looking within the meaning of applicable securities laws. The statements include projections regarding future revenues, earnings and other results which are based upon the Company’s current expectations and assumptions, which are subject to a number of risks and uncertainties. Factors that could cause actual results to differ include general economic conditions or an economic turndown; volatility in the price, quality or availability of inputs, including walnuts and other raw materials, packaging, energy and labor; price competition and industry consolidation; changes in our top retail customer relationships; inability to maintain profitability in the face of a consolidating retail environment; failure to successfully integrate acquisitions or execute divestitures; loss of key personnel; failure to execute and accomplish our strategy; concerns with the safety and quality of certain food products or ingredients; adulterated, misbranded or mislabeled products or product recalls; disruption of our supply chain; failure to maintain satisfactory labor relations; risks related to our foreign operations, including foreign currency risks; inadequacies in, or security breaches of, our information technology systems; improper use of social media; changes in consumer preferences and tastes or inability to innovate or market our products effectively; reliance on distribution through a significant number of independent business owners; protection of our trademarks and other intellectual property rights; impairment in the carrying value of goodwill or other intangible assets; new regulations or legislation; interest rate volatility, political and economic conditions of the countries in which we conduct business, and the interests of a few individuals who control a significant portion of our outstanding shares of common stock may conflict with those of other stockholders, which have been discussed in greater detail in our most recent Form 10-K and other reports filed with the Securities and Exchange Commission.

Investor Contact
Kevin Powers, Senior Director, Investor Relations
kpowers@snyderslance.com (704) 557-8279

SNYDER’S-LANCE, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income (Unaudited)
For the Quarters and Six Months Ended July 2, 2016 and July 4, 2015

	Quarter Ended		Six Months Ended
(in thousands, except per share data)	July 2, 2016	July 4, 2015	July 2, 2016	July 4, 2015
Net revenue	$609,500	$431,428	$1,072,265	$833,769
Cost of sales	391,217	279,945	711,828	542,924
Gross profit	218,283	151,483	360,437	290,845

Selling, general and administrative	167,519	121,844	291,708	243,768
Transaction and integration related expenses	10,634	—	59,940	—
Impairment charges	489	—	863	—
Gain on sale of route businesses, net	(155)	(74)	(691)	(867)
Other income, net	(987)	(110)	(1,284)	(846)
Income before interest and income taxes	40,783	29,823	9,901	48,790

Loss on early extinguishment of debt	—	—	4,749	—
Interest expense, net	9,361	2,671	14,090	5,138
Income/(loss) before income taxes	31,422	27,152	(8,938)	43,652

Income tax expense/(benefit)	11,805	9,758	(3,161)	15,676
Net income/(loss)	19,617	17,394	(5,777)	27,976
Net (loss)/income attributable to noncontrolling interests	(64)	65	(27)	11
Net income/(loss) attributable to Snyder’s-Lance, Inc.	$19,681	$17,329	$(5,750)	$27,965

Basic earnings/(loss) per share (Note 4)	$0.21	$0.25	$(0.07)	$0.40
Weighted average basic shares outstanding	95,679	70,426	87,816	70,342

Diluted earnings/(loss) per share (Note 4)	$0.20	$0.24	$(0.07)	$0.39
Weighted average diluted shares outstanding	96,666	71,171	87,816	71,074

Cash dividends declared per share	$0.16	$0.16	$0.32	$0.32

SNYDER’S-LANCE, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
As of July 2, 2016 and January 2, 2016

(in thousands, except share and per share data)	July 2, 2016	January 2, 2016
ASSETS
Current assets:
Cash and cash equivalents	$37,725	$39,105
Restricted cash	714	966
Accounts receivable, net of allowances of $1,032 and $917, respectively	222,339	131,339
Inventories, net	228,746	110,994
Prepaid income taxes and income taxes receivable	5,870	2,321
Assets held for sale	18,256	15,678
Prepaid expenses and other current assets	34,001	21,210
Total current assets	547,651	321,613

Noncurrent assets:
Fixed assets, net	530,402	401,465
Goodwill	1,401,570	539,119
Other intangible assets, net	1,422,745	528,658
Other noncurrent assets	30,197	19,849
Total assets	$3,932,565	$1,810,704

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$49,000	$8,541
Accounts payable	100,312	54,207
Payable to growers	8,924	—
Accrued compensation	34,249	26,196
Accrued casualty insurance claims	5,743	4,262
Accrued marketing, selling and promotional costs	50,495	18,806
Other payables and accrued liabilities	69,729	32,248
Total current liabilities	318,452	144,260

Noncurrent liabilities:
Long-term debt, net	1,342,405	372,301
Deferred income taxes, net	344,719	157,591
Accrued casualty insurance claims	11,718	11,931
Other noncurrent liabilities	38,568	17,034
Total liabilities	2,055,862	703,117

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.83 1/3 par value. 110,000,000 shares authorized; 96,039,888 and 70,968,054 shares outstanding, respectively	80,030	59,138
Preferred stock, $1.00 par value. Authorized 5,000,000 shares; no shares outstanding	—	—
Additional paid-in capital	1,591,173	791,428
Retained earnings	205,862	238,314
Accumulated other comprehensive loss	(19,672)	(630)
Total Snyder’s-Lance, Inc. stockholders’ equity	1,857,393	1,088,250
Noncontrolling interests	19,310	19,337
Total stockholders’ equity	1,876,703	1,107,587
Total liabilities and stockholders’ equity	$3,932,565	$1,810,704

SNYDER’S-LANCE, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
For the Six Months Ended July 2, 2016 and July 4, 2015

	Six Months Ended
(in thousands)	July 2, 2016	July 4, 2015
Operating activities:
Net (loss)/income	$(5,777)	$27,976
Adjustments to reconcile net (loss)/income to cash from operating activities:
Depreciation and amortization	47,452	35,070
Stock-based compensation expense	19,798	2,755
Loss on sale of fixed assets, net	1	79
Gain on sale of route businesses, net	(691)	(867)
Gain on write-off of debt premium	(1,341)	—
Impairment charges	863	—
Deferred income taxes	(4,760)	1,818
Provision for doubtful accounts	235	751
Changes in operating assets and liabilities, excluding business acquisitions and foreign currency translation adjustments	13,380	(18,327)
Net cash provided by operating activities	69,160	49,255

Investing activities:
Purchases of fixed assets	(37,317)	(22,947)
Purchases of route businesses	(14,863)	(10,094)
Proceeds from sale of fixed assets and insurance recoveries	833	795
Proceeds from sale of route businesses	13,830	12,896
Proceeds from sale of investments	—	436
Business acquisition, net of cash acquired	(1,014,829)	—
Changes in restricted cash	252	—
Net cash used in investing activities	(1,052,094)	(18,914)

Financing activities:
Dividends paid to stockholders	(26,702)	(22,560)
Debt issuance costs	(6,047)	—
Payments on capital leases	(1,015)	—
Issuances of common stock	7,830	3,357
Excess tax benefits from stock-based compensation	299	659
Share repurchases, including shares surrendered for tax withholding	(8,275)	(801)
Repayments of long-term debt	(114,125)	(3,750)
Proceeds from issuance of long-term debt	1,130,000	—
Net cash provided by/(used in) financing activities	981,965	(23,095)

Effect of exchange rate changes on cash	(411)	—

(Decrease)/increase in cash and cash equivalents	(1,380)	7,246
Cash and cash equivalents at beginning of period	39,105	35,373
Cash and cash equivalents at end of period	$37,725	$42,619

Supplemental information:
Cash paid for income taxes, net of refunds of $1,360 and $651, respectively	$4,321	$13,523
Cash paid for interest	$13,528	$5,487

Non-cash investing activities:
Liability for dissenters and other future cash payments associated with the acquisition of Diamond (Note 3)	$12,418	$—

Non-cash financing activities:
Common stock and stock-based compensation issued for business acquisitions	$800,987	$—

SNYDER’S-LANCE, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Measures (Unaudited)
Operating income, excluding special items
For the Quarters Ended July 2, 2016 and July 4, 2015

	Quarter ended
(in thousands)	July 2, 2016	July 4, 2015

Income before interest and income taxes	$40,783	$29,823
Other income, net	(987)	(110)
Operating income	39,796	29,713

Transaction and integration related expenses (1)	10,820	—
Inventory step-up (2)	(368)	—
Impairments (3)	489	—
Legal fees and settlement accrual (4)	—	3,029
Other (5)	440	(336)
Operating income, excluding special items	$51,177	$32,406

Net revenue	$609,500	$431,428

Operating income, as a % of net revenue	6.5%	6.9%
Operating income, excluding special items, as a % of net revenue	8.4%	7.5%

(1) Transaction and integration related expenses included $2.9 million of severance and retention benefits and $2.8 million of accelerated stock-based compensation which was recognized primarily due to change in control provisions and severance agreements with Diamond personnel. The remaining costs were primarily professional fees and legal costs associated with the integration of Diamond.
(2) The inventory step-up represents the reversal included in cost of sales recognized in the second quarter of 2016 as a result of a reduction in our calculation of the step-up of Diamond's inventory to fair value at the acquisition date.
(3) Asset impairments consisted of computer hardware and software.
(4) Includes accrual for legal fees and contingent liability associated with the expected settlement of certain litigation involving industry wide packaging claims.
(5) Other items include severance expense and professional fees not associated with the acquisition of Diamond.

SNYDER’S-LANCE, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Measures (Unaudited)
Earnings per diluted share, excluding special items
For the Quarters Ended July 2, 2016 and July 4, 2015

	Quarter Ended
	July 2, 2016	July 4, 2015
Earnings per diluted share	$0.20	$0.24

Transaction and integration related expenses (1)	0.08	—
Legal fees and settlement accrual (2)	—	0.03

Earnings per diluted share, excluding special items	$0.28	$0.27

(1) Transaction and integration related expenses included $2.9 million of severance and retention benefits and $2.8 million of accelerated stock-based compensation which was recognized primarily due to change in control provisions and severance agreements with Diamond personnel. The remaining costs were primarily professional fees and legal costs associated with the integration of Diamond.
(2) Includes accrual for legal fees and contingent liability associated with the expected settlement of certain litigation involving industry wide packaging claims.

SNYDER’S-LANCE, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Measures (Unaudited)
EBITDA and Adjusted EBITDA
For the Quarters Ended July 2, 2016 and July 4, 2015

	Quarter Ended
(in thousands)	July 2, 2016	July 4, 2015
Net income	$19,617	$17,394
Income tax expense	11,805	9,758
Interest expense	9,361	2,671
Depreciation	19,084	14,950
Amortization	7,810	2,707
EBITDA	67,677	47,480

Transaction and integration related expenses (1)	10,820	—
Inventory step-up (2)	(368)	—
Impairments (3)	489	—
Legal fees and settlement accrual (4)	—	3,029
Other (5)(6)	(60)	(336)
Adjusted EBITDA	$78,558	$50,173

Net revenue	609,500	431,428

EBITDA, as a % of net revenue	11.1%	11.0%
Adjusted EBITDA, as a % of net revenue	12.9%	11.6%

(1) Transaction and integration related expenses included $2.9 million of severance and retention benefits and $2.8 million of accelerated stock-based compensation which was recognized primarily due to change in control provisions and severance agreements with Diamond personnel. The remaining costs were primarily professional fees and legal costs associated with the integration of Diamond.
(2) The inventory step-up represents the reversal included in cost of sales recognized in the second quarter of 2016 as a result of a reduction in our calculation of the step-up of Diamond's inventory to fair value at the acquisition date.
(3) Asset impairments consisted of computer hardware and software.
(4) Includes accrual for legal fees and contingent liability associated with the expected settlement of certain litigation involving industry wide packaging claims.
(5) For the second quarter of 2016, other items include business interruption insurance gains, partially offset primarily by severance expense and professional fees not associated with the acquisition of Diamond.
(6) For the second quarter of 2015, other items include severance expense and professional fees.

SNYDER’S-LANCE, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Measures (Unaudited)
Net income attributable to Snyder's-Lance, excluding special items
For the Quarters Ended July 2, 2016 and July 4, 2015

	Quarter Ended
(in thousands)	July 2, 2016	July 4, 2015
Net income attributable to Snyder's-Lance	$19,681	$17,329

Transaction and integration related expenses, net of tax (1)	7,730
Inventory step-up, net of tax (2)	(263)	—
Impairments, net of tax (3)	349	—
Legal fees and settlement accrual, net of tax (4)	—	1,969
Other, net of tax (5)(6)	(43)	(192)
Net income attributable to Snyder's-Lance, excluding special items	$27,454	$19,106

(1) Transaction and integration related expenses included $2.9 million of severance and retention benefits and $2.8 million of accelerated stock-based compensation which was recognized primarily due to change in control provisions and severance agreements with Diamond personnel. The remaining costs were primarily professional fees and legal costs associated with the integration of Diamond.
(2) The inventory step-up represents the reversal included in cost of sales recognized in the second quarter of 2016 as a result of a reduction in our calculation of the step-up of Diamond's inventory to fair value at the acquisition date.
(3) Asset impairments consisted of computer hardware and software.
(4) Includes accrual for legal fees and contingent liability associated with the expected settlement of certain litigation involving industry wide packaging claims.
(5) For the second quarter of 2016, other items include business interruption insurance gains, partially offset primarily by severance expense and professional fees not associated with the acquisition of Diamond.
(6) For the second quarter of 2015, other items include severance expense and professional fees.

SNYDER’S-LANCE, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Measures (Unaudited)
Adjusted effective tax rate
For the Quarters Ended July 2, 2016 and July 4, 2015

Quarter ended July 2, 2016
(in thousands)	GAAP Income	Adjustments	Adjusted Income
Income before income taxes	$31,422	$10,881	$42,303
Income taxes	11,805	3,108	14,913
Net income	19,617	7,773	27,390
Net income attributable to noncontrolling interests	(64)	—	(64)
Net income attributable to Snyder's-Lance	$19,681	$7,773	$27,454

Effective tax rate(1)	37.6%		35.3%

Quarter ended July 4, 2015
(in thousands)	GAAP Income	Adjustments	Adjusted Income
Income before income taxes	$27,152	$2,693	$29,845
Income taxes	9,758	916	10,674
Net income	17,394	1,777	19,171
Net income attributable to noncontrolling interests	65	—	65
Net income attributable to Snyder's-Lance	$17,329	$1,777	$19,106

Effective tax rate	35.9%		35.8%

(1) The tax rate on adjusted income varies from the tax rate on GAAP income for the second quarter of 2016 primarily due to the effective tax rate impact of non-deductible transaction costs related to the acquisition of Diamond.